Exhibit 99.1

Press Release	Source: Devcon International.

Devcon Names Ron Lakey President and Chief Operating Officer

Tuesday, December 26

Boca Raton, FL.—(BUSINESS WIRE)—Devcon International Corp. (Nasdaq: DEVC - News), a leading regional electronic security services provider, today announced that Ron Lakey has been appointed President and Chief Operating Officer of Devcon International Corp., as well as to the position of President of Devcon Security Services. As President and COO, Ron will be responsible for the day-to-day operations of the entire Company. The management change allows Mr. Ruzika to focus more time on the strategic direction of the Company, as well as capital markets and investor relations.

Mr. Lakey joined Devcon in February 2005 and currently serves as President of Devcon’s Construction and Materials Division. Ron has many years of experience in the electronic security services industry. He served several years as Chief Financial Officer of Crime Control Inc, and continued on with ADT Security Services (“ADT”) after its acquisition of Crime Control. Ron, during his ten years with ADT, held various positions with the organization which allowed him to gain experience in all facets of electronic security services operations. During his stay at ADT, Ron spent time heading up its information technology department, completed and integrated various acquisitions, and had overall responsibility for ADT Security Services’ Canadian and European operations. Throughout his career, Ron has implemented process changes that have improved operational discipline and information flow; resulting in increased profitability in the operations with which he has been involved.

About Devcon

Devcon has three operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A - Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended

December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

For More Information:

Stephen J. Ruzika, CEO

Devcon International Corp.

561-208-7200